UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2023 (February 23, 2023)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Main Street, Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 580-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01    Regulation FD Disclosure.

Members of Humana Inc.’s (the “Company”) senior management team are scheduled to meet with investors and analysts at various meetings between February 23, 2023, and March 31, 2023. During these meetings, the Company intends to address its prospects and performance. The date and time of presentations to investors are available via the Investor Relations calendar of events on the Company’s website at www.humana.com.

Full Year 2023 Individual Medicare Advantage Enrollment Projection

Based on annual election period (AEP) growth of approximately 500,000 members and continued higher than anticipated sales volumes and favorable member retention early in 2023, the Company is increasing its net membership growth estimate for its individual Medicare Advantage products for the year ending December 31, 2023 (“FY 2023”) to ‘at least 775,000’ members from the previous guidance of ‘at least 625,000’ members. The membership estimate represents expected net membership gains of 17 percent over the year ended December 31, 2022, membership of approximately 4.6 million members.

Full Year 2023 Adjusted EPS Guidance

For FY 2023 the Company intends to reaffirm its guidance of ‘at least $27.57’ in diluted earnings per common share (“EPS”), or ‘at least $28.00’ in Adjusted EPS. This guidance is consistent with the guidance issued in Humana’s press release dated February 1, 2023.

The Company has included Adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses Adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision-making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS follows::

Diluted earnings per common share	FY 2023 Guidance
GAAP	at least $27.57
Amortization of identifiable intangibles	0.55
Tax impact of non-GAAP adjustments	(0.12)
Adjusted (non-GAAP) – FY 2023 projected	at least $28.00

The Company will further update its detailed guidance points for investors in connection with the release of its financial results for the first quarter of 2023.

Impact from Exit from Employer Group Commercial Medical Products Business

On February 23, 2023, Humana announced that it will be exiting the Employer Group Commercial Medical Products business. As a result, financial results for Employer Group Commercial Medical Products will be adjusted for non-GAAP purposes going forward and are not expected to impact the Company’s full year 2023 Adjusted EPS guidance.

Based on the seasonality of Employer Group Commercial Medical Products earnings, the Company now expects first-quarter 2023 earnings to represent approximately 33 percent of full-year 2023 Adjusted EPS, after considering the non-GAAP treatment of the Employer Group Commercial Medical business. This compares to the approximately 35 percent estimate previously disclosed, which did not take into account the non-GAAP treatment of Employer Group Commercial Medical earnings.

Further, due to this seasonality dynamic, the non-GAAP treatment of Employer Group Commercial Medical results is also anticipated to increase the first-quarter 2023 Insurance segment benefit ratio by approximately 30 basis points, with no impact expected on the full year 2023 Insurance segment benefit ratio.

Cautionary Statement

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, generally including the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions that are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the Company’s SEC filings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ John-Paul W. Felter
John-Paul W. Felter
Senior Vice President, Chief Accounting Officer & Controller
(Principal Accounting Officer)
Dated: February 23, 2023